Exhibit 2.9

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of April, 2012 by and among LT World Limited, a company incorporated under the laws of England and Wales (“Assignor”), Ferdinand Holdings, LLC, a Delaware limited liability company (“Ferdinand Holdings”) and Liquid Holdings Group, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

WHEREAS, Assignor is the record and beneficial owner of 48.75% of the A Member shares of Liquid Trading Institutional LLP, a limited liability partnership incorporated under the laws of England and Wales (such A Members shares, the “Shares”); and

WHEREAS, Brian Ferdinand is (i) the sole shareholder and director of Assignor and (ii) the sole member of Ferdinand Holdings; and

WHEREAS, Ferdinand Holdings is a member of Assignee and a party to that certain Limited Liability Company Agreement of Assignee, dated on or about the date hereof, by and among Ferdinand Holdings, Schaeffer Holdings, LLC, SHAF Holdings, LLC and CMK Keller Holdings, LLC (the “Operating Agreement”) pursuant to which, among other things, Ferdinand Holdings agreed to cause the Shares to be contributed to Assignee; and

WHEREAS, Brian Ferdinand has directed Assignor, for and on behalf of Ferdinand Holdings, to contribute, transfer, assign and deliver to Assignee all of Assignor’s right, title and interest in and to the Shares (the “Contribution”) conditioned upon (a) receipt of the prior consent of the UK Financial Services Authority, in accordance with Part XII of the UK Financial Services and Markets Act 2000, to the transactions contemplated by both this Agreement and that certain Contribution Agreement, dated as of the date hereof, by and among Assignor, CMK Keller Holdings, LLC and Assignee (collectively, the “FSA Consent”), or alternatively (b) 60 London business days having passed, in accordance with the statutory timetable under the said Part XII, during which time the UK Financial Services Authority shall not have confirmed to UK Counsel to Assignee that such consent is to be withheld (“FSA Waiting Period”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Contribution of the Membership Interests. Effective immediately upon the earlier of (i) receipt of the FSA Consent and (ii) the expiration of the FSA Waiting Period

(the “Effective Time”), Assignor, for and on behalf of Ferdinand Holdings, hereby conveys, assigns, transfers and delivers to Assignee all of Assignor’s right, title and interest in and to the Shares and Assignee hereby irrevocably accepts such conveyance, assignment, transfer and delivery. For the avoidance of doubt, the parties acknowledge and agree that the Contribution shall be effective immediately upon the Effective Time without any further action required by the parties hereto. The parties further acknowledge and agree that the Contribution shall constitute a Capital Contribution by Ferdinand Holdings under and as defined in the Operating Agreement.

2. Representations Regarding the Membership Interests. Assignor hereby represents and warrants to Assignee that Assignor is, and immediately prior to the Effective Time will be, the sole record and beneficial owner of the Shares, free and clear of any and all liens, claims, charges and encumbrances.

3. Termination. In the event that the Effective Date has not occurred on our prior to December 31, 2012, either party may terminate this Agreement in its entirety by providing written notice of such termination to the other parties.

4. Further Assurances. Each of the parties further agrees, without further consideration, to cause to be performed such lawful acts and to execute such further assignments and other lawful documents as may reasonably request to effectuate fully this Agreement.

5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws thereof.

7. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

LT WORLD LIMITED

By:	/s/ Brian Ferdinand
Name:	Brian Ferdinand
Title:	Sole Director

ASSIGNEE:

LIQUID HOLDINGS GROUP, LLC

By:	/s/ Richard Schaeffer
Name: Richard Schaeffer
Title: Chief Executive Officer

FERDINAND HOLDINGS:

FERDINAND HOLDINGS, LLC

By:	/s/ Brian Ferdinand
Name: Brian Ferdinand
Title: Sole Member